Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its First Quarter Fiscal 2020 Financial Results

•        The Company generated net sales of $22.7 million for the first quarter

•        Loss from operations before income taxes of $2.7 million in the first quarter

•        Backlog stood at $43.1 million on April 30, 2020 compared to $46.7 million on January 31, 2020

NILES, IL, June 9, 2020 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the first quarter ended April 30, 2020.

“Revenue for the first quarter was $22.7 million, $1.6 million below the same quarter last year, and loss from operations before income taxes was $2.7 million compared to a loss of $1.2 million in the same quarter of 2019,” commented President and CEO David Mansfield.

"Shortly after the beginning of our fiscal year the world began to experience the impact of the COVID-19 pandemic. This caused significant disruption to our business and to our customers’ businesses around the world, as lock-downs and stay-at-home orders were mandated. After the quarter end we began to emerge from these restrictions, although the pace of the return to ‘normal’ is varying by country.

"Simultaneous with the developing pandemic, worldwide oil prices suffered a significant downturn as battles over oil supplies began.  As a consequence of this decline in oil price, E&P companies quickly cut capital expenditure budgets significantly, which had the effect of postponing or cancelling some of their pipeline construction projects and drilling activities. This had a negative impact on our own activities on oil and gas related projects during the quarter, causing numerous delays in project schedules.

"Immediately after the potential impact of COVID-19 became apparent, and after the decline in oil prices, we assessed and implemented action plans to contain costs and unessential cash outflows until more favorable economic conditions return. At this time, all of our plants are operational and we are prepared to execute the delayed projects as they recommence.

"Our backlog currently stands at $43.1 million, which reflects a decline of $3.7 million from the backlog at January 31, mostly a consequence of reduced levels of activity in the Canadian oil and gas industry," concluded Mr. Mansfield.

First Quarter Fiscal 2020 Results

Net sales were $22.7 million in the current quarter, a decrease of $1.5 million, or 6%, from $24.3 million in the prior year quarter. The decrease resulted from lower revenues in North America due to declines in oil prices and certain of our Middle East operations due to project delays as a result of the COVID-19 pandemic. These decreases were partially offset by increases from the new operations in Egypt.

Gross profit decreased to $3.5 million, or 15% of net sales, in the current quarter from $4.7 million, or 19% of net sales, in the prior year quarter. This decrease in gross profit was primarily driven by lower project margins in the Company's Middle East operations, particularly in Saudi Arabia and India.

General and administrative expenses remained consistent at $4.4 million in the current and prior year quarters.

Selling expenses increased to $1.6 million in the current quarter, compared to $1.3 million in the prior year quarter, an increase of $0.3 million, or 31%. This increase was primarily due to payroll expenses for additional sales employees added in 2019.

Interest expense remained consistent at $0.2 million in the current and prior year quarters.

Income tax (benefit)/expense decreased to a benefit of $0.2 million in the current quarter, compared to an expense of $0.3 million in the prior year quarter, a change of $0.5 million, or 169%. The decrease in the expense in the current year quarter was largely due to changes in the mix of income and loss in various jurisdictions.

The net loss of $2.5 million in the current quarter was a decline of $1.0 million over the net loss of $1.5 million in the prior year quarter. The increased loss resulted from lower revenues in North America due to declines in oil prices and certain of our Middle East operations due to project delays as a result of the COVID-19 pandemic. The negative impact of these lower revenues was partially offset by increased income from the operations in Egypt.

Percentages set forth above in this press release have been rounded to the nearest percentage point and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at eight locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the impact of the coronavirus (COVID-19) on the Company's results of operations, financial condition and cash flows; (ii) fluctuations in the price of oil and natural gas and its impact on the customer order volume for the Company's products; (iii) the Company's ability to comply with all covenants in its credit facilities; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) risks and uncertainties related to the Company's newly reported material weakness in its internal control over financial reporting; (vi) risks and uncertainties related to the Company's receipt of funding under the Paycheck Protection Program; (vii) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (viii) the impact of global economic weakness and volatility; (ix) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (x) the timing of orders for the Company’s products; (xi) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xvi) reductions or cancellations of orders included in the Company’s backlog; (xvii) risks and uncertainties related to the Company's international business operations; (xviii) the Company’s ability to attract and retain senior management and key personnel; (xiv) the Company’s ability to achieve the expected benefits of its growth initiatives; (xx) the Company’s ability to interpret changes in tax regulations and legislation; (xxi) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s percentage-of-completion revenue recognition; and (xxii) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's Form 10-Q for the quarter ended April 30, 2020 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended April 30,
	2020	2019
Net sales	$22,741	$24,276
Cost of sales	19,275	19,554
Gross profit	3,466	4,722

Operating expenses
General and administrative expenses	4,369	4,442
Selling expenses	1,647	1,260
Total operating expenses	6,016	5,702

Loss from operations	(2,550)	(980)

Interest expense, net	186	210
Loss from operations before income taxes	(2,736)	(1,190)

Income tax (benefit)/expense	(215)	312

Net loss	$(2,521)	$(1,502)

Weighted average common shares outstanding
Basic	8,048	7,887
Diluted	8,048	7,887

Loss per share
Basic	(0.31)	(0.19)
Diluted	(0.31)	(0.19)

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	April 30, 2020	January 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$12,450	$13,371
Restricted cash	1,105	1,287
Trade accounts receivable, less allowance for doubtful accounts of $342 at April 30, 2020 and $407 at January 31, 2020	25,284	29,402
Inventories, net	13,912	14,498
Prepaid expenses and other current assets	4,314	3,531
Costs and estimated earnings in excess of billings on uncompleted contracts	2,900	2,166
Total current assets	59,965	64,255
Property, plant and equipment, net of accumulated depreciation	27,553	28,629
Other assets
Operating lease right-of-use asset	11,165	11,475
Deferred tax assets	402	293
Goodwill	2,144	2,254
Other assets	5,564	5,319
Total other assets	19,275	19,341
Total assets	$106,793	$112,225
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$8,557	$9,577
Accrued compensation and payroll taxes	1,601	1,190
Commissions and management incentives payable	2,155	1,759
Revolving line - North America	7,211	8,577
Current maturities of long-term debt	1,521	1,458
Customers' deposits	1,452	2,202
Outside commission liability	1,845	1,755
Operating lease liability short-term	1,254	1,040
Other accrued liabilities	3,403	3,444
Billings in excess of costs and estimated earnings on uncompleted contracts	1,061	1,173
Income taxes payable	765	664
Total current liabilities	30,825	32,839
Long-term liabilities
Long-term debt, less current maturities	6,244	6,717
Deferred compensation liabilities	4,241	4,199
Deferred tax liabilities	751	1,052
Operating lease liability long-term	10,851	11,214
Other long-term liabilities	921	575
Total long-term liabilities	23,008	23,757
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 8,048 issued and outstanding at April 30, 2020 and 8,048 issued and outstanding at January 31, 2020	80	80
Additional paid-in capital	60,243	60,024
Accumulated deficit	(3,236)	(715)
Accumulated other comprehensive loss	(4,127)	(3,760)
Total stockholders' equity	52,960	55,629
Total liabilities and stockholders' equity	$106,793	$112,225